Exhibit 99.1

NEWS RELEASE

Investor Contact:

Bob Okunski

Spansion Investor Relations

Phone: (408)749-2278

email: bob.okunski@spansion.com

Spansion Announces Intention to Offer Exchangeable Senior Subordinated Debentures due 2016

SUNNYVALE, CALIF. – June 05, 2006 – Spansion Inc. (NASDAQ:SPSN) announced today that its wholly owned operating company subsidiary, Spansion LLC, intends to commence a private placement, subject to market conditions, of $240 million aggregate principal amount of Spansion LLC’s Exchangeable Senior Subordinated Debentures due 2016 in reliance on Rule 144A under the Securities Act of 1933, as amended. The debentures will be exchangeable for shares of Spansion Inc.’s Class A common stock or cash or a combination of shares of Spansion Inc.’s Class A common stock and cash. The interest rate, exchange rate and offering price are to be determined by negotiations between Spansion LLC and the initial purchasers of the debentures.

In addition, Spansion LLC expects to grant the initial purchasers of the debentures an over-allotment option to purchase up to an additional $35 million aggregate principal amount of debentures from Spansion LLC.

Spansion LLC intends to use the net proceeds from the private placement primarily to repay in full the outstanding principal and interest on Spansion LLC’s 12.75% Senior Subordinated Notes due 2016 and for capital expenditures, working capital and general corporate purposes, which may include the repayment of other outstanding indebtedness.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon exchange of the debentures have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.